EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings per Share of $1.53  on Revenues of $164 Million

BENTONVILLE, Ark., Aug. 16, 2018 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) today announced its operating results for the first quarter of fiscal year 2019.

Highlights of first quarter operating results:

  Net earnings of $10.9 million – $1.53 per diluted share vs. net earnings of $7.0 million – $.90 per diluted share for prior year quarter
  Income tax benefit related to share-based compensation of $943,000 ($.13 per diluted share) compared to $172,000 ($.02 per diluted share) for the prior year quarter
  Revenues of $164 million compared to $146 million for the prior year quarter, current quarter includes a $1.8 million increase in interest income and same store revenue increase of 12.1%
  Increased sales volume productivity with 29.8 retail units sold per store per month, up from 28.2 for the prior year quarter
  Average retail sales price increased $629 to $11,015 or 6.1% from the prior year quarter
  Gross profit margin percentage increased to 41.6% from 41.4% for the prior year quarter
  Collections as a percentage of average finance receivables increased to 13.1% from 12.4% for the prior year quarter.  The weighted average contract term decreased to 32.4 months from 32.6 from the prior year quarter and remained essentially flat from the fourth quarter of fiscal 2018
  Net Charge-offs as a percent of average finance receivables remained consistent at 6.4% compared to the prior year quarter
  Accounts over 30 days past due decreased to 3.5% from 4.6% at July 31, 2017
  Average percentage of finance receivables current increased to 81.9% from 80.9% at July 31, 2017
  Provision for credit losses of 26.1% of sales vs. 26.6% for prior year quarter
  Selling, general and administrative expenses at 18.3% of sales vs. 18.6% for prior year quarter
  Active accounts base approximately 72,800
  Debt to equity of 65.2% and debt to finance receivables of 29.8%
  Strong cash flows supporting the increase in revenues, the $19.4 million increase in finance receivables, $3.9 million increase in inventory, $685,000 in net capital expenditures and $7.4 million in common stock repurchases (115,999 shares) with a $2.8 million increase in total debt

“We are happy with the progress we are making and it is nice to see the hard work, dedication and commitment of our associates translate into good, solid top and bottom line results for the quarter. We believe that by focusing on basic blocking and tackling, together with a firm commitment to continuous improvement in our daily operations, we will move the business forward in a positive manner. The market will be what it is.  Our job is to get better every day regardless of the ever-changing competitive environment,” said Jeff Williams, President and Chief Executive Officer.  “While there is tremendous demand for the service we provide our communities, we know we have to continue to step up our game and improve customer relationships with better service.  Our associates in the field are skilled at helping our customers succeed and we are well-equipped to serve at the very highest levels.”

“The investments we have made and continue to make in the General Manager Recruitment, Training and Advancement Program are beginning to show up in our results. Our future manager bench is getting stronger, and we are excited to see many passionate people take advantage of the unique career opportunities that Car-Mart provides,” added Mr. Williams.  “Within the training efforts, a significant amount of attention is being directed toward being ‘world-class’ in our inventory management practices. We are focused on having good cars for competitive prices out front, on display and available for sale and being efficient in managing the entire inventory cycle. We will always prioritize inventory management as this business starts and ends with providing a quality car to our valued customers.”

“We opened one new dealership during the quarter in Pryor, Oklahoma and one just after quarter-end in Fayetteville, Arkansas.  Additionally, we have three new lot openings in process. These dealerships will be in Bixby, Oklahoma, Montgomery, Alabama and Conway, Arkansas. These dealerships will be managed by some of our top-performing General Managers as we look to expand the number of customers served by these managers to leverage the talents of our proven leaders,” said Mr. Williams.  “We are excited to now be serving nearly 73,000 customers, an increase of over 4,000 compared to this time last year.”

“Our efficiencies are showing up in our sales volume productivity, which was up 5.7% for the quarter, and we were especially pleased with the same store revenue growth of 12.1%.  The average sales price increased 6.1% due to more sales of SUV’s and trucks coupled with an increase in vehicle purchase costs which in turn results in higher selling prices,” said Vickie Judy, Chief Financial Officer.  “Charge-offs as a percentage of average receivables remained flat and our collections as a percentage of average receivables increased to over 13% for the quarter.  We were also pleased to see some slight leveraging on our selling, general, and administrative (‘SG&A’) expenses as a percentage of sales based on the increased sales and productivity in the quarter.  Most of our increased spending in SG&A relates to our payroll expenditures as we continue to invest in our associates as we train, develop and recruit to provide excellent customer service.  We are also refocusing some of our marketing spend to increase our digital presence and advertising.”

“We repurchased 115,999 shares of our common stock (1.7% of our outstanding shares at April 30, 2018) during the quarter at an average price of approximately $63.59 for a total of $7.4 million. Since February 2010 we have repurchased 5.9 million shares (51% of out outstanding shares at January 31, 2010) at an average price of approximately $35. We plan to continue to repurchase shares opportunistically as we move forward.  During the quarter, we have added over $19 million in receivables, repurchased $7.4 million of our common stock, funded $685,000 in net capital expenditures, and increased inventory by $3.9 million to support higher sales levels with only a $2.8 million increase in debt. Our balance sheet is still very strong with debt to finance receivables ratio of 29.8%,” added Ms. Judy. “We will continue to focus on strong cash-on-cash returns while being mindful of the continuing infrastructure investment needs in the key areas of the business.”

Conference Call

Management will be holding a conference call on Friday, August 17, 2018 at 11:00 a.m. Eastern Time to discuss first quarter results.  A live audio of the conference call will be accessible to the public by calling (877) 776-4031.  International callers dial (631) 291-4132.  Callers should dial in approximately 10 minutes before the call begins.  A conference call replay will be available two hours following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID #2499977.

About America's Car-Mart

America’s Car-Mart, Inc. (the “Company”) operates 141 automotive dealerships in eleven states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market.  The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers.  For more information, including investor presentations, on America’s Car-Mart, please visit our website at www.car-mart.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases.  Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company’s collection results, including but not limited to collections during income tax refund periods;
  repurchases of the Company’s common stock; and
  the Company’s business and growth strategies and plans.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties.  As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements.  Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  the availability of credit facilities to support the Company’s business;
  the Company’s ability to underwrite and collect its accounts effectively, including but not limited to collections during income tax refund periods;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

____________________________
Contacts:              Jeffrey A. Williams, President and CEO (479) 418-8021 or Vickie D. Judy, CFO (479) 418-8081

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended		2018	Three Months Ended
	July 31,		vs.	July 31,
	2018	2017	2017	2018	2017
Operating Data:
Retail units sold	12,533	11,837	5.9%
Average number of stores in operation	140	140	-
Average retail units sold per store per month	29.8	28.2	5.7
Average retail sales price	$11,015	$10,386	6.1
Same store revenue growth	12.1%	2.1%
Net charge-offs as a percent of average finance receivables	6.4%	6.4%
Collections as a percent of average finance receivables	13.1%	12.4%
Average percentage of finance receivables-current (excl. 1-2 day)	81.9%	80.9%
Average down-payment percentage	6.1%	6.2%

Period End Data:
Stores open	140	140	-%
Accounts over 30 days past due	3.5%	4.6%
Finance receivables, gross	$520,820	$483,719	7.7%

Operating Statement:
Revenues:
Sales	$144,101	$128,274	12.3%	100.0%	100.0%
Interest income	19,914	18,144	9.8	13.8	14.1
Total	164,015	146,418	12.0	113.8	114.1

Costs and expenses:
Cost of sales	84,168	75,206	11.9	58.4	58.6
Selling, general and administrative	26,382	23,865	10.5	18.3	18.6
Provision for credit losses	37,543	34,160	9.9	26.1	26.6
Interest expense	1,804	1,172	53.9	1.3	0.9
Depreciation and amortization	985	1,079	(8.7)	0.7	0.8
Loss on disposal of property and equipment	-	47	(100.0)	-	-
Total	150,882	135,529	11.3	104.7	105.7

Income before taxes	13,133	10,889		9.1	8.5

Provision for income taxes	2,249	3,897		1.6	3.0

Net income	$10,884	$6,992		7.6	5.5

Dividends on subsidiary preferred stock	$(10)	$(10)

Net income attributable to common shareholders	$10,874	$6,982

Earnings per share:
Basic	$1.57	$0.92
Diluted	$1.53	$0.90

Weighted average number of shares used in calculation:
Basic	6,924,035	7,548,846
Diluted	7,126,685	7,768,310

America's Car-Mart, Inc.
Consolidated Balance Sheet and Other Data
(Dollars in Thousands)

	July 31,	April 30,	July 31,
	2018	2018	2017

Cash and cash equivalents	$841	$1,022	$501
Finance receivables, net	$398,373	$383,617	$369,986
Inventory	$37,512	$33,610	$30,738
Total assets	$472,502	$455,584	$437,763
Total debt	$155,135	$152,367	$117,646
Treasury stock	$211,702	$204,325	$165,769
Total equity	$237,867	$230,535	$237,442
Shares outstanding	6,865,063	6,849,161	7,541,688

Finance receivables:
Principal balance	$520,820	$501,438	$483,719
Deferred revenue - payment protection plan	(20,429)	(19,823)	(18,888)
Deferred revenue - service contract	(10,605)	(10,332)	(9,901)
Allowance for credit losses	(122,447)	(117,821)	(113,733)

Finance receivables, net of allowance and deferred revenue	$367,339	$353,462	$341,197

Allowance as % of principal balance net of deferred revenue	25.0%	25.0%	25.0%

Changes in allowance for credit losses:
	Three months Ended
	July 31,
	2018	2017
Balance at beginning of period	$117,821	$109,693
Provision for credit losses	37,543	34,160
Charge-offs, net of collateral recovered	(32,917)	(30,120)
Balance at end of period	$122,447	$113,733